Exhibit 99.1

Scorpius Holdings, Inc. Announces Closing of Public Offering

DURHAM, N.C. – March, 12, 2024 — Scorpius Holdings, Inc. (NYSE American: SCPX), (“Scorpius” or the “Company”), an integrated contract development and manufacturing organization (CDMO), today announced the closing of its previously announced public offering of 10,000,000 shares of its common stock at a public offering price of $0.15 per share, for gross proceeds of $1,500,000, before deducting underwriting discounts and offering expenses.

The Company intends to use the proceeds from the offering for working capital and general corporate purposes.

ThinkEquity acted as sole book-running manager for the offering.

The offering was made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”), including the base prospectus therein, as supplemented by the final prospectus relating to the offering filed with the SEC on March 11, 2024, all of which are available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Scorpius Holdings, Inc.

Scorpius Holdings Inc. is an integrated large molecule contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements regarding the use of proceed from the offering. Important factors that could cause actual results to differ materially from current expectations include those factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this press release on account of new information, future events, or otherwise, except as required by law.

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David Waldman

+1 919 289 4017

investorrelations@nighthawkbio.com